EXHIBIT 99.3 - FORM OF STANDBY STOCK PURCHASE AND DEBT REDUCTION AGREEMENT BETWEEN SMART & FINAL INC. AND CASINO USA


                      [LETTERHEAD OF SMART & FINAL INC.]


Casino USA, Inc.
524 Chapala Street
Santa Barbara, California  93101


Re: Standby Stock Purchase and Debt Reduction Agreement


Gentlemen:

This letter agreement ("Agreement") will confirm the terms and conditions which have been negotiated among Smart & Final Inc., a Delaware corporation (the "Company"), Casino USA, Inc., a California corporation ("Casino USA"), and Casino Guichard-Perrachon S.A., a publicly traded French joint stock limited liability company ("Casino") regarding a proposed offering of Company common stock through an equity rights offering mechanism, with Casino USA acting as a standby purchaser.

                                   Section 1.
                             The Rights Offering.

A.  Rights Offering.  The Company proposes to distribute to  holders of record
    ---------------
    of its Common Stock (the "Common Stock"), as of the close of business on __________, 1999, or such later date on which the Registration Statement (as defined below) becomes effective (the "Record Date"), transferable rights (the "Rights") to purchase an aggregate of __________ shares of Common Stock (the "Shares") at a price of $___ per share (the "Subscription Price") by issuing to such holders subscription warrants (the "Subscription Warrants") evidencing one Right for each share of Common Stock held as of the Record Date (the "Rights Offering").

B.  Subscription Privileges.  The Company proposes to offer to sell the Shares
    -----------------------
    on the basis of one Share for every _________ Rights granted and properly exercised (the "Basic Subscription Privilege"). In addition, all holders of Rights are entitled, subject to availability and proration as described in the Registration Statement , to purchase Shares not purchased by other stockholders under the Basic Subscription Privilege (the "Oversubscription Privilege"). The Company expects to mail the Subscription Warrants together with the prospectus (as defined below) and related instructions to the record holders of Shares as soon as practicable after the Registration Statement becomes effective (the "Time of Mailing"). The Rights will expire at 5:00 P.M., New York City time, on __________, 1999 (the "Expiration Date").

C.  Registration Statement.  The Company  filed on April  ___, 1999 with the
    ----------------------
    Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 (No. 333-_______________) and a related preliminary prospectus for the registration of the Rights and the Shares under the Securities Act of 1933, as amended (the "1933 Act"), has filed such amendments thereto, if any, and such amended preliminary prospectuses as may have been required prior to the date hereof, and will file such additional amendments thereto and such amended prospectuses as may hereafter be required. Such registration statement (as amended, if applicable) and the final prospectus relating to the offering constituting a part thereof (including in each case all documents, if any, incorporated by reference therein), as from time to time amended or supplemented pursuant to the 1933 Act, are hereinafter referred to as the "Registration Statement" and the "Prospectus," respectively.

D.  Related Parties.  Casino USA is currently the owner of approximately
    ---------------
    _________ shares of Common Stock , which constitutes approximately ___% of the total issued and outstanding shares. Casino is the principal shareholder and beneficial owner of Casino USA.

E.  Casino Loan Agreement/New Note.  The Company and Casino USA are parties to
    ------------------------------
    that certain Loan Agreement (the "Casino Loan Agreement") dated as of November 13, 1998, pursuant to which they agreed to consolidate certain unsecured pre-existing notes and cash advances owed by the Company to Casino USA, plus a 1.75% structuring fee of the consolidated amount, into one aggregate principal obligation totaling $55,387,505 (the "Principal Amount"), bearing interest at the LIBOR rate plus 4.50% per annum and maturing February 15, 2002. Under the Casino Loan Agreement, the Company executed and delivered to Casino USA a promissory note in the form attached to the Casino Loan Agreement (the "New Note") evidencing the obligations under the Casino Loan Agreement.

F.  Purchase Commitments.  In order to facilitate the success of the Rights
    --------------------
    Offering, Casino USA hereby commits to exercise its Basic Subscription Privilege to subscribe for all Shares that Casino USA may acquire by exercise of its Rights (the "Basic Shares"). Casino USA may, at is sole election, exercise its Oversubscription Privilege to subscribe for all or part of that number of Shares which it is permitted to purchase pursuant to the Oversubscription Privilege (the "Oversubscription Shares"). Subject to the terms and conditions of this Agreement, Casino USA further commits to subscribe (at the Subscription Price) for that number of Shares (the "Unsubscribed Shares") not subscribed for by the Company's record holders or their transferees (which shall include Casino USA) in the Rights Offering (the "Excess Shares").

G.  Manner of Payment for Shares. Casino USA hereby agrees  to pay for Shares
    ----------------------------
    purchased by it upon exercise of Casino USA's Rights and under this Agreement by reducing the outstanding Principal Amount under the Casino Loan Agreement (and reducing the amount owing under the New Note) by the total Subscription Price otherwise due upon exercise of those Rights by Casino USA, and to pay cash for Shares purchased by it pursuant to the Offering to the extent the aggregate Subscription Price payable by it exceeds the Principal Amount.

H. Capitalized terms used but not defined in this Agreement shall have the meanings respectively given to those terms in the Registration Statement.


                                   Section 2.
                   Purchase, Sale and Delivery of Securities.


A.  Closing Time.  Payment of the purchase price for, and delivery of
    ------------
    certificates for, the Basic Shares, any Oversubscription Shares and any Excess Shares (collectively, the "Purchased Shares") shall be made at the principal executive office of the Company, or at such other place as shall be agreed upon by Casino USA and the Company, at 8:30 A.M., Los Angeles time, on the [fourth] business day after the Expiration Date of the Rights Offering, or such other time and date as shall be agreed upon by Casino USA and the Company (such time and date of payment and delivery being herein called "Closing Time"). Certificates for the Shares purchased by Casino USA under this Agreement shall be in such denominations and registered in such names as Casino USA may request in writing at least two business days before the Closing Time.

B.  Manner of Payment for Purchased Shares. Casino USA shall at the Closing Time
    --------------------------------------
    deliver to the Company (i) the original New Note marked "paid in full," plus
    (ii) an amount of U.S. Dollars, paid in immediately available funds delivered to the Company by wire transfer, equal to the excess, if any, of
    (A) the aggregate Subscription Price for the total number of Purchased Shares over (B) the Principal Amount. If such procedure is necessary, the Company shall give written notice to Casino USA at least two business days prior to the Closing Time setting forth wiring instructions for the Company's account. Notwithstanding the foregoing, if, pursuant to this Agreement, Casino USA purchases Shares having an aggregate Subscription Price which is less than the Principal Amount, Casino USA shall at the Closing Time, in lieu of the delivery and payment set forth in the preceding sentence, deliver to the Company a written statement executed by Casino USA to the effect that the Principal Amount is thereby reduced by an amount specified therein, which shall be equal to the aggregate Subscription Price for the total number of Purchased Shares acquired by Casino USA in the Rights Offering. Such notice will be attached to and become part of the New Note.

C.  Affiliate Status.  The parties acknowledge that Casino USA is an affiliate
    ----------------
    of the Company for purposes of the 1933 Act, and that the ability of Casino USA to resell the Purchased Shares may be limited by applicable provisions of Rule 144 or other limitations in effect from time to time under the 1933 Act. The Company shall be entitled to imprint on or attach to certificates for Shares delivered to Casino USA the Company's customary legend to the effect that the holder thereof is an affiliate subject to such limitations.

D.  Performance Guarantee.  Casino hereby guarantees the performance of Casino
    ---------------------
    USA under this Agreement.

                                  Section 3.
                        Representations and Warranties.

A.  The Company.  The Company hereby represents and warrants to Casino USA as
    -----------
    follows: (i) the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions set forth in Sections 1 and 2 hereof; (ii) the execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions set forth in Sections 1 and 2 hereof, have been duly authorized by all necessary corporate action on the part of the Company; (iii) this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally or general principles of equity; (iv) no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions set forth in Section 2 hereof (other than the filing and effectiveness of the Registration Statement); (v) the execution and delivery of this Agreement by the Company and the consummation of the transactions set forth in Sections 1 and 2 hereof by the Company do not conflict with, or result in a breach of, any law or regulation of any governmental authority applicable to the Company or any material agreement to which the Company is a party; and (vi) when issued and paid for in accordance with the provisions of Section 2 hereof, the Purchased Shares sold to Casino USA pursuant to Section 2 hereof shall be duly authorized, validly issued, fully paid, nonassessable, and free of any claims or encumbrances.

B.  Casino USA.  Casino USA hereby represents and warrants to the Company as
    ----------
    follows: (i) it has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions set forth in Sections 1 and 2 hereof; (ii) the execution and delivery by it of this Agreement, and the consummation by it of the transactions set forth in Sections 1 and 2 hereof, have been duly authorized by all necessary corporate action on its part; (iii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation of it enforceable against it in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally or general principles of equity; (iv) no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by, or with respect to, it in connection with the execution and delivery of this Agreement by it or the consummation by it of the transactions set forth in Sections 1 and 2 hereof (other than any filings pursuant to Section 16(a) of, or Regulation 13D under, the Securities Exchange Act of 1934, as amended); (v) the execution and delivery of this Agreement by it and the consummation by it of the transactions set forth in Sections 1 and 2 hereof do not conflict with, or result in a breach of, any law or regulation of any governmental authority applicable to it or, at the Closing Time, any material agreement to which it is a party; (vi) it will acquire the Purchased Shares for its own account and not with a view to distribution or resale in any manner which would be in violation of the 1933 Act;

    and (vi) it will have at the Closing Time readily available funds in an amount sufficient to satisfy its monetary obligations, if any, hereunder.

                                   Section 4.
                        Covenants of the Parties Hereto.

A.  Mutual Assurance.  Subject to the terms and conditions of this Agreement,
    ----------------
    each party hereto will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or reasonably desirable to consummate the transactions contemplated by this Agreement.

B.  Fees and Expenses.  The Company hereby agrees to pay or reimburse all out-
    -----------------
    of-pocket expenses and professional fees reasonably incurred by Casino USA in connection with this Agreement and the Rights Offering (including reasonable fees and expenses of its investment banking adviser and legal counsel), in an aggregate amount not to exceed $450,000. The Company agrees to pay all other expenses and professional fees incurred by the Company in connection with the Rights Offering, including the expenses referred to in
    Part II of the Registration Statement.

C.  Standby Purchaser Fee.  In consideration of Casino USA's standby purchaser
    ---------------------
    commitment under Sections 1.F. and 1.G. of this Agreement, the Company agrees to issue to Casino USA at the Closing Time ten thousand (10,000) shares of Common Stock as a standby purchaser fee, payable in the form of a certificate including or representing such shares and delivered to Casino USA at the Closing Time. This fee is in addition to the Shares which are the subject of the Offering and is in addition to any Purchased Shares which Casino USA may purchase under the Basic Subscription Privilege or Oversubscription Privilege or otherwise pursuant to the Rights Offering . Notwithstanding the foregoing, this fee is not payable unless the Registration Statement is declared effective and Casino USA timely performs its obligations hereunder.


                                   Section 5.
                           Conditions to the Closing.

A.  Mutual Conditions.  The obligations of Casino USA, on the one hand, and the
    -----------------
    Company, on the other hand, to consummate their respective obligations pursuant to Section 2 hereof are subject to the satisfaction on or prior to the Expiration Date of each of the following conditions:

              (i) The Registration Statement shall have become effective not later than 5:30 P.M. on ______________, 1999; and at the Expiration Date no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act and no proceedings therefor shall have been initiated or threatened by the Commission.

              (ii) Each of the representations and warranties of the other parties hereto contained in this Agreement shall be true and correct in all material respects, at and as of the Expiration Date, with the same force and effect as if given on the Expiration Date.

              (iii) The Rights Offering shall have been completed in conformity with all of the requirements related thereto provided in the Registration Statement and the Prospectus and under applicable the rules and regulations of the SEC under the 1933 Act.

              (iv) The Shares shall have been approved for listing on the New York Stock Exchange subject to notice of issuance.

B.  Other Conditions Benefiting Casino USA.  The obligations of Casino USA to
    --------------------------------------
    consummate its obligations pursuant to Sections 1 and 2 hereof shall also be subject to the satisfaction on or prior to the Expiration Date of each of the following conditions:

              (i)     Material Adverse Change.  Since the respective dates as
                      -----------------------
        to which information is given in the Registration Statement and the Prospectus, there shall not have been any material adverse change in or affecting the business, prospects, financial position, stockholders' equity or results of operations of the Company and its subsidiaries taken as a whole.

              (ii)    Legal Opinion.  Casino USA shall have received the
                      -------------
        opinion, dated as of the date hereof, of Donald G. Alvarado, Esq., as counsel for the Company, in form and substance satisfactory to counsel for Casino USA, relating to incorporation and good standing of the Company, authorization of the Rights Offering and the issuance of Shares, capitalization of the Company, effectiveness and compliance with regulatory requirements of the Registration Statement, and other consents and approvals required in connection with the Rights Offering, including those as may be contemplated in Section 3.A.(iv) of this Agreement.

              (iii)   Accountant's Comfort Letter.  Casino USA shall have
                      ---------------------------
        received from Arthur Andersen LLP a comfort letter with respect to the Registration Statement dated as of the date hereof, in form and substance satisfactory to it and its counsel, of the type typically rendered to underwriters in public offerings in the United States.

C.  No Transfer of Rights By Casino USA.  Casino USA shall not sell, transfer or
    -----------------------------------
    assign any of the Rights issued to it in the Rights Offering.


                                   Section 6.
                               Other Provisions.

A.  Notices.  Any notice required to be given hereunder shall be sufficient if
    -------
    in writing and sent by facsimile transmission (with transmission confirmed), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

        If to the Company, to Smart & Final Inc., 600 Citadel Drive, City of Commerce, California 90040; attention: Donald G. Alvarado, Esq., Senior Vice President, Law/Development;

        If to Casino USA or to Casino, to Casino USA, Inc., 524 Chapala Street, Santa Barbara, California 93101; attention: Chairman;

        or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

B.  Parties.  This Agreement shall inure to the benefit of and be binding upon
    -------
    Casino USA, the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than Casino USA, the Company and their respective successors, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of Casino USA and the Company and their respective successors. No purchaser of Purchased Shares from Casino USA shall be deemed to be a successor by reason merely of such purchase. The parties acknowledge the receipt and adequacy of legal consideration for their respective rights and obligations under this Agreement.

C.  Governing Law and Time.  This Agreement shall be governed by and construed
    ----------------------
    in accordance with the internal laws of the State of California without regard to conflicts of law principles. Unless otherwise set forth herein, specified times of day refer to New York City time.

D.  Other General Provisions.  The representations and warranties of the parties
    ------------------------
    hereunder shall survive the Closing Time and shall not be affected by any investigation of the subject matter thereof made by or on behalf of either party. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and part of one instrument, and a signature hereto sent by facsimile transmission shall be as binding as delivery of a manually executed counterpart hereof. Each party agrees to indemnify and hold harmless the other party from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such asserted liability) for which the indemnifying party or any of such party's agents is responsible. Any provision of this Agreement may be amended or waived only with the written consent of the Company and Casino USA and Casino. This Agreement shall constitute the entire agreement between the parties hereto, and shall supersede any prior oral or written term sheets or other agreements or understandings concerning the subject matter hereof.


                                   Section 7.
                            Agreement and Execution.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Company, Casino USA and Casino in accordance with its terms.

Executed as of this     day of                  1999.
                    ---        ----------------

                                   Very truly yours,
                                   Smart & Final Inc.


                                   By
                                      ----------------------
                                      Name:
                                      Title:


Accepted as of the date written above in this Section 7.

Casino USA, Inc.

By
   ------------------------
   Name:
   Title:


Casino Guichard-Perrachon, S.A.

By
   ------------------------
   Name:
   Title: